Exhibit 99.1

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		bkorb@troutgroup.com
morris@vivus.com		646-378-2923

VIVUS PROVIDES UPDATE ON TIMING OF EUROPEAN DECISION FOR QNEXA®

Oral Hearing Scheduled for September 2012 Meeting of the CHMP

MOUNTAIN VIEW, Calif., June 5, 2012 - VIVUS, Inc. (NASDAQ: VVUS) today announced that the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) has rescheduled the decision process on the Marketing Authorization Application (MAA) for Qnexa, an investigational drug for the treatment of obesity.  In April, VIVUS submitted its response to the Day 180 List of Outstanding Issues from the CHMP, and was invited by the CHMP to participate in an oral hearing in order to provide additional explanations of the Day 180 response.  An oral hearing is a customary part of the EMA approval process. VIVUS requested additional time to prepare for the oral hearing, and the CHMP has agreed to schedule the hearing in September 2012.  The CHMP opinion on the Qnexa MAA is now expected following the September meeting.

“We appreciate the flexibility of the CHMP to work with us on the timing of the oral hearing and the scheduling in September,” said Peter Tam, president of VIVUS.  “We look forward to presenting to the CHMP in September, but are currently focused on working with the FDA ahead of the July 17, 2012 PDUFA and the potential Qnexa launch in the U.S. in the second half of this year.”

About Qnexa

Qnexa [kyoo-nek-suh] is an investigational drug candidate being developed to address weight loss, type 2 diabetes and obstructive sleep apnea.  Qnexa is a once-a-day, proprietary, oral, controlled-release formulation of low-dose phentermine and topiramate, which is designed to decrease appetite and increase satiety (the sense of feeling full), the two main mechanisms that impact eating behavior.  In Phase 2 and Phase 3 clinical data to date, patients taking Qnexa have demonstrated statistically significant weight loss, better glycemic control, and improvement in cardiovascular risk factors when they used the drug in combination with a diet and lifestyle modification program.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040 Tel 650-934-5200  Fax 650-934-5389  www.vivus.com

On February 22, 2012, the United States Food and Drug Administration Endocrinologic and Metabolic Drugs Advisory Committee recommended, in a 20-to-2 vote, that Qnexa be granted marketing approval for the treatment of obesity in adults.  The Prescription Drug User Fee Act target date for Qnexa is July 17, 2012.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health.  The company’s lead investigational drug candidate in clinical development, Qnexa, has completed Phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by U.S. and EU regulators.  VIVUS received a Complete Response Letter, or CRL, to the initial Qnexa NDA on October 28, 2010.  In October 2011, VIVUS resubmitted the Qnexa NDA, which has an FDA action date of July 17, 2012.  Qnexa is also in Phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea.  For more information about the company, please visit www.Vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,”  “expect,” “intend,”  “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the response from the United States Food and Drug Administration, or FDA, to our resubmission of the New Drug Application, or NDA, for Qnexa for the treatment of obesity, including weight loss and maintenance of weight loss, recommended for obese patients (BMI >30 kg/m2), or overweight patients (BMI >27 kg/m2) with weight-related co-morbidities such as hypertension, type 2 diabetes or dyslipidemia, with a contraindication that excludes the use of Qnexa by women who are pregnant; the timing and final results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy, or FORTRESS; the reliability of the electronic medical claims healthcare databases used in FORTRESS; the FDA’s interpretation of and agreement with the information VIVUS submitted relating to teratogenicity and cardiovascular safety; that we may be required to provide further analysis of clinical trial data; our response to questions and requests for additional information including additional pre-clinical or clinical studies from the European Medicines Agency, or EMA, and the Committee for Medicinal Products for Human Use, or CHMP, of the Marketing Authorization Application, or MAA, for Qnexa; the FDA’s interpretation of the results of external studies to assess the teratogenic risk of topiramate; the impact of the results of the REMS or cardiovascular outcomes for obesity advisory committee meetings; whether or not the FDA chooses to follow the recommendation of the second advisory committee in its vote in favor of approval of Qnexa; the impact, if any, of the agreement and initiation by one of our competitors with an obesity compound to conduct or complete a cardiovascular outcomes study pre-approval; the impact on future sales based on specific indication and contraindications contained in the label and extent of the REMS and distribution system and patient access program for Qnexa, if approved; our ability to successfully commercialize or establish a marketing partnership for avanafil, which will be marketed in the U.S. under the name Stendra, or our partner’s ability to obtain and maintain regulatory approval to manufacture and adequately supply avanafil for commercial use; our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third party payer reimbursement; our reliance on sole source suppliers; our limited sales and marketing and manufacturing capabilities; our reliance on third parties and our collaborative partners; failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; the timing of initiation and completion of clinical trials and submissions to the FDA or foreign authorities; the volatility and liquidity of the financial markets; our liquidity and capital resources; our ability to successfully create a commercial infrastructure in the U.S. to launch Qnexa; and our expected future revenues, operations and expenditures.  As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL or CHMP’s 180-day list of outstanding issues, the FDA’s requests stemming from the end-of-review meeting or the results of the FORTRESS study and subsequent meetings and communications will be sufficient to satisfy the FDA or CHMP’s safety concerns, that the FDA or foreign authorities will not require us to conduct any additional prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful.  VIVUS does not undertake an obligation to update or revise any forward-looking statements.  Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2011, and periodic reports filed with the Securities and Exchange Commission.

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